SCP Pool Corporation

Craig K. Hubbard
Chief Financial Officer
985.801.5117

SCP POOL REPORTS RECORD SECOND QUARTER 2002 RESULTS

_________________

YEAR-TO-DATE EARNINGS PER SHARE INCREASE 17%

COVINGTON, La. (July 16, 2002) – SCP Pool Corporation (the “Company” or “SCP”) (Nasdaq/NM: POOL) today reported record results for the second quarter of 2002.

Net sales for the three months ended June 30, 2002 increased $32.4 million, or 10%, to $364.1 million, compared to $331.7 million in the second quarter of 2001. Same store sales growth of 7% contributed $18.0 million to the increase, while new locations and stores acquired in the second half of 2002 accounted for the remaining increase. Gross profit margin increased slightly to 26.6% for the three months ended June 30, 2002 compared 26.5% in the same period of 2001. Operating income for the quarter increased 13% to $48.4 million, or 13.3% of net sales, compared to operating income of $42.8 million, or 12.9% of net sales, in the second quarter of 2001. Earnings per share for the quarter increased 15% to $1.09 per diluted share on net income of $28.6 million, compared to $0.95 per diluted share on net income of $25.5 million in the comparable 2001 period.

“Our continued growth and expansion of operating margin are a reflection of the resiliency of the swimming pool industry, the strength of our distribution networks, and the quality of our TEAM,” commented Manuel Perez de la Mesa, President and CEO. “Aided by the late season heat of the past few weeks, we remain confident in our prospects for 2002 and beyond,” continued Mr. Perez de la Mesa.

Net sales for the six months ended June 30, 2002 increased $48.5 million, or 10%, to $535.4 million, compared to $486.9 million in the comparable 2001 period. Same store sales growth of 7% contributed $27.0 million to the increase, while new locations and stores acquired in the second half of 2002 accounted for the remaining increase. Gross profit margin increased 30 basis points to 26.2% in the first six months of 2002 from 25.9% for the same period last year. Operating income for the first six months of 2002 increased 15% to $52.7 million, or 9.8% of net sales, compared to operating income of $46.0 million, or 9.5% of net sales in the same period last year. Earnings per share for the first six months increased 17% to $1.16 per diluted share on net income of $30.5 million, compared to $0.99 per diluted share on net income of $26.5 million in the comparable 2001 period.

Mr. Wilson B. Sexton, Chairman, added, “We continue to be pleased with the results realized especially considering how SCP is not only managing its business but making major investments in raising the industry’s standards of performance and business practices.”

POOL Reports Record Second Quarter Results

July 16, 2002

At June 30, 2002, there were 144 service centers included in the calculation of same store sales. Of the excluded service centers, 11 were new service centers open less than 15 months, five were acquired within the last 15 months and 17 were excluded due to new or acquired service center openings in the immediate market areas within the last 15 months. Same store sales growth is calculated using a 15-month convention, whereby all newly opened, acquired or consolidated service centers and existing service centers in the immediate market areas of the aforementioned services centers are excluded from the calculation for a period of 15 months.

SCP Pool Corporation is the world’s largest distributor of swimming pool supplies and related products. As of July 16, 2002, the Company distributes more than 63,000 national brand and private label products to over 34,000 customers through 177 service centers in North America and Europe.

This news release includes “forward-looking” statements that include risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in the Company’s 2001 Form 10-K filed with the Securities and Exchange Commission.

POOL Reports Record Second Quarter Results

July 16, 2002

Consolidated Statements of Income

(Unaudited)	Three Months		Six Months
(Dollars, in thousands except per share data)	Ended		Ended
	June 30,		June 30,
	2002	2001	2002	2001

Net sales	364,088	331,685	535,442	486,892
Cost of sales	267,393	243,827	395,245	360,930

Gross profit	96,695	87,858	140,197	125,962
Percent	26.6%	26.5%	26.2%	25.9%
Selling and administrative expenses	48,320	44,474	87,491	78,830
Goodwill amortization	—	577	—	1,113

Operating income	48,375	42,807	52,706	46,019
Percent	13.3%	12.9%	9.8%	9.5%

Interest expense	1,486	1,413	2,699	2,917

Income before income taxes	46,889	41,394	50,007	43,102
Income taxes	18,287	15,928	19,503	16,594

Net income	28,602	25,466	30,504	26,508

Earnings per share
Basic	1.15	0.99	1.22	1.04
Diluted	1.09	0.95	1.16	0.99

Average shares outstanding
Basic	24,944	25,637	24,975	25,595
Diluted	26,330	26,931	26,234	26,876

Note:	The 2001 per share figures and average shares outstanding have been adjusted to reflect the 3-for-2 stock split effective September 7, 2001.

POOL Reports Second Quarter 2002 Results

July 16, 2002

Condensed Consolidated Balance Sheets

(Unaudited)
(Dollars, in thousands)	June 30,	June 30,
	2002	2001

Assets
Current assets
Cash and cash equivalents	11,960	2,962
Receivables, net	144,594	134,418
Product inventories, net	168,875	137,766
Prepaid expenses	4,126	3,420
Deferred income taxes	2,788	2,884

Total current assets	332,343	281,450

Property and equipment, net	16,395	11,922
Goodwill, net	73,831	77,989
Intangible assets, net	5,345	4,340
Other assets, net	997	900

Total assets	428,911	376,601

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	120,908	101,913
Accrued and other current liabilities	37,810	31,776
Short-term debt and note payable	91	28,750

Total current liabilities	158,809	162,439

Deferred income taxes	5,541	4,458
Long-term debt, less current portion	97,525	58,026

Total stockholders’ equity	167,036	151,678

Total liabilities and stockholders’ equity	428,911	376,601

POOL Reports Second Quarter 2002 Results

July 16, 2002

Condensed Consolidated Statements of Cash Flows

(Dollars, in thousands)	Six Months Ended
(Unaudited)	June 30,
	2002	2001

Operating activities
Net income	30,504	26,508
Adjustments to reconcile net income to net cash provided by
operating activities	3,636	5,282
Changes in operating assets and liabilities, net of effects
of acquisitions
Receivables	(84,911)	(69,693)
Product inventories	12,647	6,234
Accounts payable	25,321	21,914
Other	21,181	11,763

Net cash provided by operating activities	8,378	2,008

Investing activities
Acquisition of businesses, net of cash acquired	(28)	(25,059)
Purchase of property and equipment	(2,539)	(2,020)
Proceeds from the sale of property and equipment	10	33

Net cash used in investing activities	(2,557)	(27,046)

Financing activities
Net proceeds from revolving line of credit	12,525	25,285
Payments on long-term debt	—	(2,500)
Issuance of common stock	607	1,955
Purchase of treasury stock	(10,450)	—

Net cash provided by financing activities	2,682	24,740
Effect of exchange rate changes on cash	(67)	(171)

Change in cash and cash equivalents	8,436	(469)
Cash and cash equivalents at beginning of period	3,524	3,431

Cash and cash equivalents at end of period	11,960	2,962